Exhibit 99.1

UNITED ONLINE, INC. ANNOUNCES $60 MILLION FINANCING

COMMITMENT FROM SILICON VALLEY BANK AND ELECTION TO

SUBSTITUTE ADDITIONAL CASH IN LIEU OF SELLER NOTES

IN ACQUISITION OF FTD GROUP, INC.

FTD STOCKHOLDERS TO RECEIVE AN ADDITIONAL $2.81 IN CASH PER FTD SHARE

IN LIEU OF $3.31 OF UNITED ONLINE NOTES

WOODLAND HILLS, Calif., July 17, 2008 – United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer Internet and media services, today announced that it has received a commitment from Silicon Valley Bank to provide to United Online, on the terms and subject to the conditions therein, a $60 million senior secured term loan facility to be used to fund a portion of the cash merger consideration for the acquisition of FTD Group, Inc. (NYSE: FTD) by United Online.  The term loans under the senior secured term loan facility will bear interest at either LIBOR plus 3.5% per annum (with a LIBOR floor of 3.0%) or a base rate plus 2% per annum.

In connection with receipt of the commitment from Silicon Valley Bank, United Online and FTD entered into an amendment to their previously announced merger agreement pursuant to which United Online has elected to exercise its right under the terms of the merger agreement related to United Online obtaining additional financing to increase the per share cash merger consideration payable to FTD’s stockholders by $2.81 in full substitution of the $3.31 principal amount of United Online 13% senior secured notes due 2013 (the “Notes”).  As a result of the substitution, the aggregate debt incurred in connection with the transaction will be reduced by $40 million, and in lieu of the issuance of $100 million of Notes, United Online will provide FTD stockholders with $85 million in cash.  As a result, in accordance with the formula provided in the merger agreement, FTD stockholders will receive a total of $10.15 in cash and 0.4087 of a share of United Online common stock (“United Online Stock”) in exchange for each share of FTD common stock in the merger, for a total value of $14.38 per share of FTD common stock, based on United Online’s closing stock price of $10.35 on July 16, 2008.  In such case, the total consideration to FTD stockholders and option holders would be approximately $434 million, consisting of approximately $307 million in cash and approximately 12.35 million shares of United Online Stock.

The amendment to the merger agreement provides, among other things, that in the event that the proceeds of the borrowings under the $60 million senior secured term loan facility from Silicon Valley Bank are unavailable to United Online, FTD stockholders will instead receive the previously announced $7.34 in cash, 0.4087 of a share of United Online Stock and $3.31 principal amount of Notes for each share of FTD common stock in the merger.  In such case, United Online and FTD have agreed to notify FTD’s stockholders by press release of such change in merger consideration on or before the fifth business day prior to the scheduled date of the special meeting of the FTD stockholders to consider the merger.

Additional Information and Where You Can Find It

United Online has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 (Registration No. 333-151998) containing a preliminary prospectus/proxy statement regarding the proposed acquisition of FTD by United Online.  Investors and stockholders are urged to read the preliminary prospectus/proxy statement, which contains important information, including detailed risk factors, and any and all amendments or supplements thereto.  The final proxy statement/prospectus will be mailed to the stockholders of FTD.  Investors and stockholders may obtain a free copy of the proxy statement/prospectus and Registration Statement, as well as other documents filed by United Online and FTD with the SEC, at the SEC’s website at www.sec.gov.  Investors and stockholders may also obtain a free copy of the proxy statement/prospectus and Registration Statement and the respective filings with the SEC directly from United Online by directing a request to Erik Randerson at (818) 287-3350 and directly from FTD by directing a request to Jandy Tomy at (630) 724-6984.  Investors and stockholders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

About United Online

United Online, Inc. is a leading provider of consumer Internet and media services.  The company’s Classmates Media services include online social networking (Classmates) and online loyalty marketing (MyPoints).  Its Communications services include Internet access (NetZero, Juno) and email.  United Online is headquartered in Woodland Hills, CA, with offices in New York, NY; Fort Lee, NJ; Renton, WA; San Francisco, CA; Schaumburg, IL; Erlangen, Germany; and Hyderabad, India.  For more information about United Online, please visit www.unitedonline.com.

Forward Looking Statements

Statements contained in this document regarding the consummation and potential timing and benefits of the pending acquisition of FTD and estimates and projections about the operations and businesses of United Online and FTD are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, as well as the Private Securities Litigation Reform Act of 1995, and are made under its safe-harbor provisions. Such forward-looking statements are based on management’s current expectations, estimates and projections and include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby.  Factors that could cause actual results to differ materially include, but are not limited to: failure to satisfy any of the conditions to complete the acquisition; failure of the transaction to be accretive when anticipated, if ever; failure to obtain financing to complete the transaction; inability to successfully integrate the businesses and operations of United Online and FTD; failure to achieve cost savings and other benefits of the proposed transaction; the impact of, and restrictions associated with, the debt incurred in connection with the transaction; transaction costs being greater than anticipated; unanticipated delays as a result of regulatory issues or other factors; risks associated with the combined businesses and other effects of, and the increased leverage associated with, the proposed transaction and the timing of the proposed transaction; as well as the risk factors relating to each business as disclosed in United Online’s and FTD’s respective filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as the date hereof.

Except as required by law, United Online undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:  United Online, Inc.

Investors:

Erik Randerson, CFA

818-287-3350

ir@untd.com

Press:

Scott Matulis

818-287-3388

pr@untd.com

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